As filed with the Securities and Exchange Commission on September 21, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASANA, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-3912448
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1550 Bryant Street, Suite 200

San Francisco, California 94103

(415) 525-3888

(Address of principal executive offices) (Zip code)

2009 Stock Plan, as amended

Amended and Restated 2012 Stock Plan

2020 Equity Incentive Plan

2020 Employee Stock Purchase Plan

(Full titles of the plans)

Dustin Moskovitz

President, Chief Executive Officer, and Chair

Asana, Inc.

1550 Bryant Street, Suite 200

San Francisco, California 94103

(415) 525-3888

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

David J. Segre, Esq. Jon C. Avina, Esq. Calise Y. Cheng, Esq. Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Stephen J. Venuto, Esq. William L. Hughes, Esq. Niki Fang, Esq. Orrick, Herrington & Sutcliffe LLP 1000 Marsh Road Menlo Park, CA 94025 (650) 614-7400	Eleanor Lacey, Esq. General Counsel and Corporate Secretary Asana, Inc. 1550 Bryant Street, Suite 200 San Francisco, CA 94103 (415) 525-3888

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.00001 per share:
– 2020 Equity Incentive Plan	22,458,182(2)	$0.52(8)	$11,678,254.64	$1,515.84
– 2020 Employee Stock Purchase Plan	2,000,000(3)	$0.44(9)	$880,000.00	$114.22
– Amended and Restated 2012 Stock Plan (Options)	29,289,478(4)	$0.38(10)	$11,130,001.64	$1,444.67
– Amended and Restated 2012 Stock Plan (RSUs)	5,581,930(5)	$0.52(8)	$2,902,603.60	$376.76
– 2009 Stock Plan, as amended	120,613(6)	— (11)	—	—
Class B common stock, par value $0.00001 per share:
– 2009 Stock Plan, as amended	120,613(7)	$0.17(12)	$20,504.21	$2.66
Total:	59,570,816		$26,611,364.09	$3,454.15

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock (“Class A Common Stock”) or the Registrant’s Class B common stock (“Class B Common Stock”) that become issuable under the Registrant’s 2020 Equity Incentive Plan (“2020 Plan”), the Registrant’s 2020 Employee Stock Purchase Plan (“ESPP”), the Registrant’s Amended and Restated 2012 Stock Plan (“2012 Plan”), and the Registrant’s 2009 Stock Plan, as amended (“2009 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock or Class B Common Stock.

(2)

Represents shares of Class A Common Stock reserved for issuance pursuant to future awards under the 2020 Plan. Pursuant to the terms of the 2020 Plan, any shares subject to outstanding stock options or other stock awards under the 2020 Plan, 2012 Plan, or 2009 Plan that (i) expire or terminate for any reason prior to exercise or settlement, (ii) settle in cash, (iii) are forfeited back to or repurchased by the Registrant because of a failure to meet a contingency or condition required for the vesting of such shares, (iv) are withheld or reacquired to satisfy the exercise, strike or purchase price of an award, and (v) are withheld or reacquired by the Registrant to satisfy a tax withholding obligation in connection with an award will become available for issuance as shares of Class A Common Stock under the 2020 Plan; provided, that any shares of Class B Common Stock will be first converted to shares of Class A Common Stock. See footnote 6 below.

(3)	Represents shares of Class A Common Stock reserved for issuance pursuant to future awards under the ESPP.

(4)

Represents shares of Class A Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2012 Plan as of the date of this Registration Statement. Pursuant to the terms of the 2012 Plan, any shares subject to outstanding stock option awards that (i) expire or become unexercisable for any reason without having been exercised or settled in full, (ii) are surrendered pursuant to an option exchange program, (iii) are retained by the Registrant upon grant/issuance, exercise, vesting or settlement of an award in order to satisfy the exercise or purchase price for such award, or any withholding taxes due with respect to such award, (iv) are forfeited to the Registrant due to the failure to vest, and (v) are repurchased by the Registrant at the original purchase price paid to the Registrant for the shares subsequent to the date of this Registration Statement will become available for issuance as shares of Class A Common Stock under the 2020 Plan. See footnote 2 above.

(5)

Represents shares of Class A common stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2012 Plan as of the date of this Registration Statement. Pursuant to the terms of the 2012 Plan, any shares subject to outstanding restricted stock unit awards that (i) expire or become unexercisable for any reason without having been exercised or settled in full, (ii) are surrendered pursuant to an option exchange program, (iii) are retained by the Registrant upon grant/issuance, exercise, vesting or settlement of an award in order to satisfy the exercise or purchase price for such award, or any withholding taxes due with respect to such award, (iv) are forfeited to the Registrant due to the failure to vest, and (v) are repurchased by the Registrant at the original purchase price paid to the Registrant for the shares subsequent to the date of this Registration Statement will become available for issuance as shares of Class A Common Stock under the 2020 Plan. See footnote 2 above.

(6)

Represents shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock underlying stock option awards outstanding under the 2009 Plan as of the date of this Registration Statement. Pursuant to the terms of the 2009 Plan, any shares subject to outstanding stock option awards that (i) expire or become unexercisable for any reason without having been exercised or settled in full, (ii) are surrendered pursuant to an option exchange program, (iii) are retained by the Registrant upon exercise of an award in order to satisfy the exercise or purchase price for such award, or any withholding taxes due with respect to such award, and (iv) are repurchased by the Registrant pursuant to any repurchase right that the Registrant may have will become available for issuance as shares of Class A Common Stock under the 2020 Plan; provided, that any shares of Class B Common Stock will be first converted to shares of Class A Common Stock. See footnote 2 above.

(7)

Represents shares of Class B Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2009 Plan as of the date of this Registration Statement. Pursuant to the terms of the 2009 Plan, any shares subject to outstanding stock option awards that (i) expire or become unexercisable for any reason without having been exercised or settled in full, (ii) are surrendered pursuant to an option exchange program, (iii) are retained by the Registrant upon exercise of an award in order to satisfy the exercise or purchase price for such award, or any withholding taxes due with respect to such award, and (iv) are repurchased by the Registrant pursuant to any repurchase right that the Registrant may have will become available for issuance as shares of Class A Common Stock under the 2020 Plan; provided, that any shares of Class B Common Stock will be first converted to shares of Class A Common Stock. See footnote 2 above.

(8)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per share of Class A Common Stock, the Registrant calculates the proposed maximum aggregate offering price by analogy to Rule 457(f)(2), based on the book value of the Class A Common Stock the Registrant registers, which was calculated from its unaudited pro forma balance sheet as of July 31, 2020. Given that the Registrant’s shares of Class A Common Stock are not traded on an exchange or over-the-counter, the Registrant did not use the market price of its Class A Common Stock in accordance with Rule 457(c).

(9)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per share of Class A Common Stock, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on 85% of the book value of the Class A Common Stock the registrant registers, which was calculated from its unaudited pro forma balance sheet as of July 31, 2020. Given that the registrant’s shares of Class A Common Stock are not traded on an exchange or over-the-counter, the registrant did not use the market price of its Class A Common Stock in accordance with Rule 457(c). Pursuant to the ESPP, the purchase price of the shares of Class A Common Stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of a share of Class A Common Stock on the first trading day pursuant to the initial public listing or on the exercise date.

(10)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $0.38 per share, the weighted-average exercise price of stock option awards outstanding under the 2012 Plan as of the date of this Registration Statement.

(11)

Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B Common Stock.

(12)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $0.17 per share, the weighted-average exercise price of stock option awards outstanding under the 2009 Plan as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Asana, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Registration Statement on Form S-1, as amended, filed with the Commission on September 18, 2020 (File No. 333-248303), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b) The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on September 9, 2020 (File No. 001-39495) under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description; and

(c) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares registered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant’s restated certificate of incorporation contains provisions that limit the liability of the Registrant’s directors, officers, employees, and other agents to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended, and the Registrant’s restated bylaws provide that the Registrant will indemnify its directors and officers, and permit the Registrant to indemnify its other employees and agents, in each case to the maximum extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with its directors and executive officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal actions, proceedings, or investigations to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

See also the Undertakings set forth in the response to Item 9 herein.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation, as currently in effect.	8-K	001-39495	3.1	September 21, 2020

4.2	Restated Bylaws, as currently in effect.	8-K	001-39495	3.2	September 21, 2020

4.3	Form of Registrant’s Common Stock Certificate.	S-1	333-248303	4.1	August 24, 2020

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (reference is made to the signature page hereto).

99.1	2009 Stock Plan, as amended, and forms of agreement thereunder.	S-1	333-248303	10.2	September 9, 2020

99.2	Amended and Restated 2012 Stock Plan, and forms of agreement thereunder.	S-1	333-248303	10.3	August 24, 2020

99.3	2020 Equity Incentive Plan and forms of agreements thereunder.	S-1	333-248303	10.4	August 24, 2020

99.4	2020 Employee Stock Purchase Plan.	S-1	333-248303	10.5	August 24, 2020

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 21st day of September, 2020.

ASANA, INC.

By:	/s/ Dustin Moskovitz
Dustin Moskovitz
President, Chief Executive Officer, and Chair

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dustin Moskovitz, Tim Wan, and Eleanor Lacey, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of Asana, Inc., and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dustin Moskovitz Dustin Moskovitz	President, Chief Executive Officer, and Chair (Principal Executive Officer)	September 21, 2020

/s/ Tim Wan Tim Wan	Chief Financial Officer (Principal Financial and Accounting Officer)	September 21, 2020

/s/ Sydney Carey Sydney Carey	Director	September 21, 2020

/s/ Matthew Cohler Matthew Cohler	Director	September 21, 2020

/s/ Adam D’Angelo Adam D’Angelo	Director	September 21, 2020

/s/ Lorrie Norrington Lorrie Norrington	Director	September 21, 2020

/s/ Anne Raimondi Anne Raimondi	Director	September 21, 2020

/s/ Justin Rosenstein Justin Rosenstein	Director	September 21, 2020

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